UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 30, 2016
 SCYNEXIS, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-36365	56-2181648
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

101 Hudson Street
Suite 3610
Jersey City, New Jersey
(Address of principal executive offices, including zip code)

(201)-884-5485
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.     Entry into a Material Definitive Agreement.

The information under Item 2.03 below is incorporated by reference here.

Item 2.02.     Results of Operations and Financial Condition.

On October 5, 2016, Scynexis, Inc. (the “Company”) announced that as of September 30, 2016, its preliminary estimate of its cash, cash equivalents and marketable securities, including the $15 million drawn down on the Loan Agreement (as defined in Item 2.03 below), totaled $58.4 million.
The information set forth under this Item 2.02 shall be deemed “filed” for purposes of Section 18 of the Securities and Exchange Act of 1934 (the “Exchange Act”) and incorporated by reference in any filing under the Securities Act of 1933, as amended.

Item 2.03.     Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On September 30, 2016, the Company entered into a Loan and Security Agreement (the “Loan Agreement”) with Solar Capital Ltd. (“Solar”), in its capacity as administrative and collateral agent and as lender. Pursuant to the Loan Agreement, Solar is providing the Company with a 48-month secured term loan in the amount of $15,000,000 (the “Term Loan”) and all principal and accrued interest on the Term Loan is due on September 30, 2020 (the “Maturity Date”). The Term Loan bears interest at a floating rate equal to the LIBOR rate in effect plus 8.49% and the Company is required to make interest-only payments on the Term Loan through April 1, 2018; provided that, if the Company receives certain positive clinical data prior to March 31, 2018, and receives unrestricted net cash proceeds of not less than $20,000,000 after September 8, 2016, from certain financing, licensing, or other non-dilutive agreements, principal payments are deferred for an additional six months. The obligations under the Loan Agreement are secured by a lien on substantially all assets of the Company other than its intellectual property, which is subject to a negative pledge.

The Loan Agreement contains customary affirmative covenants, including covenants regarding the payment of taxes and other obligations, maintenance of insurance, reporting requirements and compliance with applicable laws and regulations. Further, the Loan Agreement contains customary negative covenants limiting the ability of the Company, among other things, to incur debt, grant liens, make investments, make acquisitions, make certain restricted payments and sell assets, subject to certain exceptions, and maintain certain minimum liquidity requirements. Upon the occurrence and during the continuance of an event of default, the lenders may declare all outstanding principal and accrued but unpaid interest under the Loan Agreement immediately due and payable and may exercise the other rights and remedies provided for under the Loan Agreement and related loan documents. The events of default under the Loan Agreement include payment defaults, cross defaults with certain other agreements, breaches of covenants or representations and warranties, change in control of the Company, the occurrence of a material adverse effect and certain bankruptcy events.

The Company has the right to prepay the Term Loan in whole at any time and the Loan Agreement contains customary prepayment and closing fees. Pursuant to the Loan Agreement, on the Closing Date, the Company issued to Solar, a warrant (the “Warrant”) to purchase an aggregate of up to 122,435 shares of the Company’s common stock at an exercise price of $3.6754 per share. The Warrants will expire five years from the date of the grant.
The proceeds of the loans under the Loan Agreement may be used for working capital and other general corporate purposes.

The description of the Loan Agreement and Warrant contained herein does not purport to be complete and is qualified in its entirety by reference to the complete text of the Loan Agreement, including the exhibits thereto, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K, and the complete text of the form of Warrant, a copy of which is filed as Exhibit 10.2 to this Current Report on Form 8-K.

Item 3.02.     Unregistered Sales of Equity Securities.

The information provided in Item 2.03 of this Current Report on Form 8-K is incorporated by reference into this Item 3.02. The Company issued the Warrant, and will issue any additional Warrants, in reliance on the exemption from registration provided for under Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”). The Company relied on the exemption from registration provided for under Section 4(2) of the Securities Act based in part on the representations made by Solar, including the representations with respect to Solar’s status as an accredited investor, as such term is defined in Rule 501(a) of the Securities Act, and Solar’s investment intent with respect to the Warrants and the underlying shares of common stock.

Item 9.01    Financial Statements and Exhibits.

Exhibit No.	Description

10.1	Loan and Security Agreement, dated September 30, 2016, between SCYNEXIS, Inc. and Solar Capital Ltd.
10.2	Warrant issued to Solar Capital Ltd. dated September 30, 2016

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SCYNEXIS, Inc.

By:	/s/ Eric Francois
Name:	Eric Francois
Title:	Chief Financial Officer
Dated: October 5, 2016

EXHIBIT INDEX

Exhibit No.	Description

10.1	Loan and Security Agreement, dated September 30, 2016, between SCYNEXIS, Inc. and Solar Capital Ltd.
10.2	Warrant issued to Solar Capital Ltd. dated September 30, 2016